Exhibit 99.2

Crossroads Systems, Inc. Page 1 of 9

Fiscal Q3 2014 Earnings Call Transcript

September 9, 2014 at 3:30pm CST

Operator

Good afternoon and thank you for participating in today's conference call to discuss Crossroads Systems’ financial results for the fiscal third quarter ended July 31, 2014.

With us today are Mr. Rick Coleman, the company’s President and Chief Executive, Ms. Jennifer Crane, the company’s Chief Financial Officer, and Mr. Mark Hood, the company’s Executive Vice President of Corporate Development.

Following their remarks, we will open up the call for questions. Before we begin today’s call, I will provide the necessary cautions regarding forward-looking statements made during this call.

During this call, the company’s management will make certain "forward-looking statements" related to the businesses of Crossroads Systems, Inc., which can be identified by the use of forward-looking terminology, such as "believes," "expects", “plans,” “intends,” “anticipates” and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements made by Mr. Coleman, Ms. Crane, or Mr. Hood about our expectations regarding future growth, operating and financial results, market demand or opportunity for our products and developments in litigation we may be involved in as well as statements about our business plans and objectives. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, future capital requirements, regulatory actions or delays, competition in general and other factors.  These factors may cause actual results to be materially different from our historical results or from the results anticipated by our forward-looking statements. You should review our most recent Form 10-K filed with the Securities and Exchange Commission and our Form 10-Q that will be filed with the Securities and Exchange Commission for a more complete discussion of these factors and other risks. Crossroads Systems is not obligating itself to publicly update or alter its forward-looking statements whether as a result of new information, future events or otherwise. I would like to remind everyone that a webcast replay of this call will be available via the link provided in today’s press release, as well as available on the company’s website at crossroads.com.

Now, I would like to turn the call over to Mr. Rick Coleman. Sir, please proceed.

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Crossroads Systems, Inc. Page 2 of 9

Rick Coleman - CEO

Thank you, Mike. Good afternoon everyone. Since most of you on this call hold our stock, you’re already aware that Crossroads has a unique and evolving mix of strategic assets. Our objective is to leverage our extensive experience and expertise in the storage industry in order for those assets to provide a significant financial return to our investors. Until this time last year, most of our focus was on our newest product – StrongBox. Although StrongBox is patent-protected and was well positioned as a creative solution to common data storage problems, the original version of the product was early in the engineering life cycle and therefore had limited capabilities and performance. Our niche position in the storage industry made StrongBox an ideal archive solution in selected vertical markets – particularly media and entertainment -- but also required careful lead qualification to ensure the technical environment was compatible with our product capabilities. Because each environment required a unique architecture and technical assessment, our sales cycles were too long, we had too many customer lab evaluations, and too many key members of the Crossroads team were needed to help close and install virtually every deal. We simply were not the plug and play solution the industry demanded. Over the last year, we prioritized and methodically eliminated those StrongBox shortcomings, and with the July completion of our latest software release, we can now accelerate our growth into a much broader market. We have achieved our vision for StrongBox and evolved it from a niche archive product into a full-fledged NAS capable of deployment in virtually any enterprise storage environment. This means that Crossroads can begin engaging the enterprise disk storage market dominated by industry leaders NetApp, EMC, IBM, HP, and Dell. Serving either as an adjunct to their existing products, or as a compelling alternative, StrongBox is capable of dramatically lowering storage costs while keeping data accessible and protected.

As expected, revenues from our legacy products, SPHiNX and RVA, have continued well below our fiscal year 2014 financial plan due to the significant HP OEM revenue setbacks we discussed last quarter. The HP OEM sales reduction was related to HP’s change in direction and movement to a replacement product -- and we now know the associated revenue reduction is permanent. Since we did not have any offsetting positive events this quarter, most of you will not be surprised to know that we will not achieve our stated objective of being cash flow positive from operations for this fiscal year. Nonetheless, we are encouraged that new Crossroads SPHiNX and RVA sales are continuing, and there are signs that both products may have more remaining life than previously anticipated. Last week, for example, we signed a new partnership agreement with Qualstar, a leading tape library manufacturer. Qualstar will be marketing Crossroads’ ReadVerify Appliance, or RVA, a product that monitors and reports on the health of large tape storage environments. Qualstar’s global channel is a natural fit with Crossroads’ technology leadership in tape based storage solutions.

We remain incredibly focused on, and optimistic about, monetizing our extensive trove of Intellectual Property assets. Our 972 patent family lawsuits are progressing as anticipated, and we are well into the analysis of our non-972 patents which we believe impact a share of over $82 billion of storage industry revenue.

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Crossroads Systems, Inc. Page 3 of 9

Finally, we continue to be vigilant in preserving our $128 million Net Operating Loss, or NOL, to shield our future profits from federal taxation.

In short, despite the unanticipated setbacks in our legacy product business, we continued to make significant progress this quarter.

Mark Hood is joining us on today’s call and in a few minutes will discuss the completion of our yearlong strategic product development. Later, I’ll update you on Crossroads’ intellectual property -- including our historically successful ‘972 patent portfolio that is the focus of six active lawsuits, and the 121 IP assets that represent our future monetization opportunities. Let’s begin with our CFO, Jennifer Crane, who will discuss our third quarter operating results.

Jennifer Crane – CFO

This afternoon we issued a press release with the financial results of our fiscal third quarter of 2014.

Total revenue was $2.1 million, a decrease of $707,000 or 25% from $2.8 million in the same quarter a year ago. The year over year revenue decline is primarily the result of two factors. First, HP OEM SPHiNX revenue declined $424,000 from the third quarter of 2013. As we mentioned last quarter, we expect our HP product revenue to continue to decline as HP transitions to their own virtual tape platform. For the next few quarters, annual revenue comparisons will continue to reflect this decline. Going forward, we’re forecasting less than $75,000 a quarter in HP OEM SPHiNX product revenue. While the product revenue may continue to decline, we’ve forecasted our HP OEM SPHiNX maintenance revenue, which was $766,000 this quarter, to decrease only modestly.

The second factor negatively affecting our Q3 year over year revenue comparison is the absence of custom development revenue. In Q3 2013, Crossroads recognized $229,000 from Fujifilm and $158,000 from Iron Mountain. This quarter, we did not have any active custom development projects.

Quarter over quarter, the revenue decline was primarily attributable to a $149,000 decline in HP OEM SPHiNX revenue and the absence of custom development revenue that had contributed $200,000 in the previous quarter. These decreases were partially offset by a $179,000 quarter over quarter increase in IP license revenue.

Operating expenses in the third quarter totaled $3.4 million compared to $5.7 million in the same period a year ago. The 41% decrease is attributable to the reduced resources needed for our partner and OEM distribution model as well as general overhead reductions in 2013 and early 2014.

Operating expenses decreased $267,000 compared to Q2’14 primarily due to cost reductions in professional services. I anticipate our total operating expenses for fiscal year 2014 will be well within our previously issued guidance of $14 million to $16 million.

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In Q3, loan payments to Fortress totaled $3.0 million, including an optional $2 million dollar principal payment we made on May 13th. This prepayment reduced monthly principal payments by $83,000 beginning in July of 2014, and will reduce interest expense $239,000 over the life of the loan. We’ve made steady progress toward reducing our Fortress debt and our original $10 million loan now has a balance of $5.9 million.

Net loss available to common stockholders in the quarter was $2.4 million, or $.16 cents loss per share as compared to a net loss of $4.1 million, or $.34 cents loss per share in Q3 2013, a 42% decrease in net loss.

Excluding Fortress debt service, cash used in the quarter was approximately $1,100,000. We ended the third quarter with a cash balance of $7.1 million, compared to $10.7 million at the end of Q2.

Not taking into account any possible upside from new IP licensing settlements, we expect fiscal year 2014 revenue to be between $10 million and $10.5 million. Operating expenses should be between $14.5 million and $14.7 million.

I’ll now turn the call back over to Rick.

Rick Coleman - CEO

Thank you Jennifer.

Clearly this quarter’s product revenue fell short of our expectations. Much of the shortfall can be attributed to a historically slow summer quarter experienced by the whole industry, but particularly in Europe where we saw several purchase decisions delayed by the summer holiday season. Early indications are that we’ll close those deals in the fourth quarter and experience a more normalized revenue contribution from Europe.

StrongBox sales have already shown signs of improvement in the fourth quarter. As of today, we have locked in almost $150,000 in StrongBox recognized product revenue and signed purchase orders, and we will be working to ensure all of the sold revenue can be installed and recognized in the fourth quarter.

Last quarter we talked about significant new developments to the StrongBox product family. These changes position StrongBox as a Network Attached Storage device capable of deployment in storage environments currently dominated by much larger companies. I’d like to introduce Mark Hood to review recent product changes and the significance of the completion of our StrongBox product evolution.

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Crossroads Systems, Inc. Page 5 of 9

Mark Hood

Thanks Rick. Over the last year, our goal has been to achieve the StrongBox vision through a focused evolution of feature-functionality, performance, reliability and scalability. The completion of these changes dramatically improves our market positioning and allows our Strategic Partners to deliver a clearer and much more powerful message to a much larger base of potential customers. The product development we’ve completed over the past year positions StrongBox as a NAS capable of disrupting the economics of virtually any enterprise data center. In short, StrongBox is no longer a niche archive appliance. Previously, StrongBox was best suited as an archive solution for fixed data such as television, film and video content. Even with limited functionality, that focus won us prominent media and entertainment customers like HBO, Starz and Lionsgate. But the StrongBox solution lacked two necessary components to compete for enterprise customers in the broader market.

The first shortcoming was the inability to easily modify specific files in StrongBox. We’ve addressed that limitation and now enable StrongBox users to modify files just as they would with any other NAS. The other problem we needed to solve was how to easily move data from expensive primary storage onto StrongBox. With the July release of StrongBox- DataManager, we provide a simple and efficient way for customers to offload data to StrongBox. This development is fundamental to our success because storage industry experts believe that 50 to 80% of an organization’s stored data is rarely, if ever, accessed more than once. Keeping this type of cold data on expensive disk storage means CIOs are paying top dollar to store data they need to keep, but will probably never access. And the amount of data CIOs have to manage continues to grow at a rapid pace. Industry analyst IDG recently estimated organizations will experience 76 percent data storage growth within the next 12 to 18 months.

We’re offering a simple value proposition to help enterprise customers deal with the coming tsunami of data; move 50 to 80% of your data off your expensive primary storage onto StrongBox and reduce your total cost of ownership by 50% or more. With StrongBox, customers will free up space on their expensive primary storage and purchase less of it, thereby reducing acquisition, maintenance, replacement and energy costs. But there’s one more benefit we deliver that no one else does: dramatically reducing the need to back up files that almost never change. Data on primary storage servers is backed up frequently using expensive third party applications from companies like Commvault and TSM. Retrieving back up files is time consuming and expensive, and means users do not have ready access to their data when they want it. Data residing on StrongBox is easily accessible, online and requires no back up because files are always automatically protected on tape.

We’ve also made StrongBox compatible with Oracle, allowing customers with StorageTek libraries to deploy StrongBox for simplified data management and fast access to the data on tape. This enhances StrongBox’s ability to support LTFS libraries from all major manufacturers: IBM, Spectra Logic, Dell, HP, Qualstar, Tandberg, and Quantum.

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In the next two quarters we will continue training our partners on how StrongBox reduces costs of primary storage and back up and enabling them to present our compelling value proposition.

Rick

Thank you, Mark. We listened carefully to our partners and customers in developing the new capabilities of the StrongBox NAS, and we spent a considerable amount of time in the third quarter preparing them for success. Over the last three months, we’ve trained 73 sales professionals and 66 solutions architects on how to position, sell, and install the StrongBox NAS.

In the third quarter, we continued to win impressive StrongBox accounts particularly where we have been historically strong in higher education, research, and media and entertainment. Notable sales in the quarter included Ithaca College, Massasoit Community College, Toyota’s CALTY Research Center, The Tennis Channel and Telethon Health, an Australian-based research institute sold in partnership with Hitachi Data Systems.

We also landed new, prestigious SPHiNX accounts including:

Meritage Homes, the ninth-largest public homebuilder in the United States, and Bright House Networks, the sixth largest owner and operator of cable systems.

The differentiating enhancements made to StrongBox have taken a while to bring to market, but now represent a solid path for revenue growth in coming quarters. As I’ve said in the past, revenue will continue to be lumpy until our partners gain more sales momentum, and our first three quarters demonstrate this. However, as we further enable our partners and clearly communicate the value of StrongBox, I am confident we will see significant product revenue growth.

I have continued to emphasize that much of our strategy hinges on monetizing the significant strength of our Intellectual Property, and there were several important developments in the third quarter. At the beginning of the quarter, Crossroads had active lawsuits against 7 defendants; Oracle, NetApp, Cisco, Quantum, Dell, Huawei, and Dot Hill. In pre-trial discovery, we were able to affirm that the products sold by Dell were actually manufactured by NetApp and Quantum, so we dismissed the case against Dell. Naturally, that product revenue will now be part of the infringement cases against NetApp and Quantum.

As expected, all of the defendants are aggressively attempting to reduce their liability exposure through every means possible. In IP litigation, this includes trying to invalidate patents by requesting an Inter-Partes review by the U.S. Patent and Trademark Office (USPTO); trying to convince the presiding judge to construe the patent claims in favor of the defendants’ non-infringement arguments at the Markman hearing; and finally, trying to convince a jury at trial of non-infringement, patent invalidity and limited damages.

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Crossroads Systems, Inc. Page 7 of 9

Our Markman hearing for all defendants is scheduled for October 6th and 7th and we hope to have the judge’s ruling on claim construction before the end of the year.

To date, there have been seven requests by various combinations of Oracle, NetApp, Cisco, Quantum and Huawei for the USPTO’s Patent Trial and Appeal Board to review Crossroads patents in an Inter Partes Review. It will likely be several months before the Board decides whether to hear those cases. You may recall that the ‘035 and other patents in the ‘972 Patent Family previously underwent Re-examination before the USPTO in 2004. The USPTO examined over 200 prior art references and in 2006 certified the claims of those patents without amendment. Given our past success at the USPTO during post-grant review, we are confident the USPTO will agree that it made the correct decision in granting the patent and in later re-certifying it through reexamination.

This is not our first foray into federal district court nor are we seeking our first set of companies to license these patents. As a reminder:

•	These patents have generated over $61 million in revenue in settlements and out-of-court licenses.

•	Fifty-one (51) companies have licensed patents from Crossroads.

•	Seventeen (17) of these companies licensed our patents without litigation.

•	Thirty-four companies (34) have taken licenses as a result of successful litigation related settlements.

•	We have brought thirteen (13) distinct lawsuits, including the six (6) current lawsuits against Oracle, NetApp, Cisco, Quantum, Huawei, and Dot Hill. All these suits have been filed in the Western District Court of Texas.

•	We went to trial in one (1) case and received a verdict of infringement and validity. The case was appealed to the Federal Circuit, and we won the appeal.

•	In one (1) other case, we received a default judgment.

•	We have had three (3) positive Markman rulings; none were negative.

•	Finally, we have never lost a case or a significant ruling.

Needless to say, we believe our track record justifies a degree of optimism regarding the eventual outcome of the lawsuits.

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Crossroads Systems, Inc. Page 8 of 9

We also took additional steps this quarter to develop a monetization strategy for our non-972 patents, currently held in partnership with Fortress Investment Group. First, building on the independent analysis that identified patent associated industry revenues of $82 billion, we retained the law firm of Kroub, Silbersher & Kolmykov (also known as Markman Advisors) to begin peeling back the onion on these valuable assets. By developing a more detailed monetization roadmap, identifying potential defendants and products, and estimating infringing product revenues, their work will form the foundation of our non-972 monetization strategy. The initial analysis provided excellent data on this portfolio. For example, we learned that our patents anticipated unique storage solutions, which in some cases ultimately became industry standards. We also learned that we have a large number of potential infringers. Because of the massive opportunity this portfolio represents to our shareholders, we are developing our monetization strategy with great care. In addition to our work with Markman Advisors, we have begun a parallel effort to evaluate partnership alternatives with the world’s leading IP monetization firms. This quarter we solicited confidential reviews from over a dozen patent monetization entities as we prepare to mount a formal monetization campaign. This will ensure that the path we ultimately choose offers the best available risk profile for our investors.

We’re expecting an exciting and positive 4th quarter as we market the enhanced StrongBox with its NAS and DataManager capabilities, prepare for the early October Markman hearings, and begin developing a monetization strategy for the non-972 patent portfolio. I’m looking forward to updating you on our progress with these important milestones.

Now, let’s open the call up to questions.

QUESTIONS & ANSWERS

Operator

(Operator Instructions) Your first question comes from the line of Edward Schwartz from Schwartz Investments. Your line is open.

Edward Schwartz - Schwartz Investments

Before I begin, does Mark have a new title?

Rick Coleman - CEO

No. it’s just that his title has been kept carefully under wraps.

Operator

It appears we’ve lost Mr. Schwartz.

Rick Coleman - CEO

At least we did get one question.

Operator

Mr. Schwartz’s line is open again.

Rick Coleman - CEO

Ed? Operator, we’re not getting anything on this end.

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Crossroads Systems, Inc. Page 9 of 9

Operator

It appears we have lost him again. (Operator Instructions) There are no further questions at this time, and that concludes our question-and-answer session. I would now like to turn the call over to Mr. Coleman.

Rick Coleman - CEO

Operator, can we give just another second just to make sure that Mr. Schwartz doesn’t have an additional question and come back in? Looks like not. Thanks, operator, Mike. I appreciate it, and thanks everyone for joining us today. We look forward to the next update.

Operator

Thank you, ladies and gentlemen for joining us today for our presentation. This concludes today’s call. You may now disconnect.

END

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